Exhibit 99.1

DANAHER COMMENTS ON LEICA GEOSYSTEMS’ PRESS RELEASE AND ANNOUNCEMENT OF NEUTRALITY

WASHINGTON, D.C., August 19, 2005 – Danaher Corporation (“Danaher”) notes today’s press release from Leica Geosystems Holdings AG (“Leica”) and the fact that the Board of directors of Leica “…will, based on the currently available information, adopt a neutral position as between the Danaher Offer and the Improved Hexagon Offer”. Danaher also acknowledges the mutually agreed termination of its transaction agreement with Leica.

Danaher confirms that its offer of CHF500 in cash per Leica share remains open for acceptance and according to the Takeover Regulations will be extended to coincide with Hexagon’s offer, currently requested by Hexagon to close on the 23rd September 2005.

Danaher continues to believe that Leica’s shareholders should carefully consider the underlying value of Hexagon’s offer. Danaher has raised a number of issues concerning the underlying value of the shares offered by Hexagon in its revised offer, including the liquidity of the Hexagon shares, Hexagon’s high net debt levels following the offer and the inferior voting rights of the Hexagon B shares. In addition, Hexagon has still not clarified the impact of its proposed rights issue on Leica shareholders who accept the Hexagon offer and the fact that such accepting shareholders may be required to reinvest up to CHF37 per Leica share in additional Hexagon B shares to avoid dilution.

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

This announcement does not constitute an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to buy or subscribe for any securities pursuant to the Danaher offer or otherwise. Reference is made to the Danaher offer prospectus and any supplements thereto by and on the terms of which the Danaher offer is being made. Terms and expressions defined in the Danaher offer prospectus apply in this announcement unless otherwise stated. The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in any such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Statements in this document regarding the proposed transaction between Leica and Danaher, the expected timetable for completing the transaction and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction and the other factors described in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Danaher disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this release.

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

Fax: (202) 828-0860

In Zurich

Steven Loepfe

Peter Bütikofer & Company AG

Nordbrücke 4

8037 Zürich

Telephone: +41 44 447 12 12

Fax: +41 44 447 12 92